PRELIMINARY OFFERING CIRCULAR DATED APRIL 21, 2023

InGen Dynamics, Inc.

4500 Great America Parkway, Suite 191
Santa Clara, California 95054
Tel: (650) 741-1360

www.ingendynamics.com

UP TO 250,000 SHARES OF CLASS D COMMON STOCK
PLUS UP TO 50,000 “BONUS SHARES” OF CLASS D COMMON STOCK

MINIMUM INVESTMENT: $1,000.00 (25 Shares)

SEE “Securities Being Offered” AT PAGE 36

	Price to Public	Commissions[1]	Proceeds to Issuer Before Expenses[2]
Price Per Share:	$40.00	$3.20	$36.80
Price Per Share Plus Investor Fee[3]:	$41.20	$3.20	$38.00
Total Maximum[4]:	$10,300,000.00	$800,000.00	$9,500,000.00

The offering described in this Offering Circular (as defined below) (this “Offering”) will terminate on the Termination Date (as defined and described in “Plan of Distribution” below). This Offering is being conducted on a “best efforts” basis with no minimum offering amount. The Company may undertake one or more closings on a rolling basis, as detailed below. As of each closing, funds tendered by Investors in connection with such closing will be immediately available to the Company.

[1]	The Company has engaged DealMaker Securities LLC (“DealMaker Securities,” “DMS,” or “Broker”) in connection with this Offering, but not for underwriting or placement agent services. This chart includes the 1% commission, the one-time set-up fee and consulting fee, as well as subscription fees, and processing and transactional related fees. At no time, will the total fees paid to DealMaker exceed 8% of the total proceeds of the Offering. See “Plan of Distribution” below for more details. To the extent that the Company’s officers and directors make any communications in connection with this Offering, they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.
[2]	The Company expects the amount of expenses it will pay in connection with this Offering to be approximately $450,000. See “Use of Proceeds” below.
[3]	Investors will be required to pay an Investor Processing Fee of $30 to the Company at the time of the subscription to help offset transaction costs. The Broker and its affiliates will not receive any cash commission on this fee, but will receive fees with respect to payment processing. See “Plan of Distribution” for more detail.
[4]	Total Maximum amount assumes that all Investors invest the minimum investment amount and pay a total of $300,000 in processing fees to the Company in a fully-subscribed offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE ANY INVESTOR PAYS IS MORE THAN 10% OF THE GREATER OF SUCH INVESTOR’S ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT AN INVESTOR’S INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, SUCH INVESTOR IS ENCOURAGED TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A (“REGULATION A”) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). FOR GENERAL INFORMATION ON INVESTING, REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors“ on page 2.

Sales of these securities will commence on approximately [●], 2023.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING INVESTORS A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO SUCH INVESTOR THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED. AS USED HEREIN, “OFFERING CIRCULAR” MEANS SUCH PRELIMINARY OFFERING CIRCULAR DATED APRIL 21, 2023, OR SUCH FINAL OFFERING CIRCULAR AS DESCRIBED HEREIN, AS APPLICABLE.

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In this Offering Circular, the terms “inGen Dynamics,” “we,” “us,” “our,” and “the Company” refer to InGen Dynamics, Inc. Further, references to “Investor” refer to the investor to whom this Offering Circular has been provided or to all investors in this Offering, as the case may be.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS PLACE IN THE ENTERTAINMENT INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE EXPERIENCE OF, BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, WORDS LIKE “ESTIMATE,” “PROJECT,” “BELIEVE,” AND “EXPECT” CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S EXPERIENCE AND CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE ITS FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Summary

The following summary is qualified in its entirety by the more detailed information appearing elsewhere herein and in the Exhibits hereto. Prospective Investors should read the entire Offering Circular and its Exhibits and carefully consider, among other things, the matters set forth in “Risk Factors” below. Investors are encouraged to seek the advice of their attorneys, tax consultants, and business advisors with respect to the legal, tax, and business aspects of an investment in the Shares. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

Company Overview

InGen Dynamics, Inc. (the “Company”) is an AI, automation and robotics company with a platform strategy at its core. We believe that the connected home is the new technology battleground and the lack of mobility of existing personal home technology limits the possibilities of smart devices at home. We envision that our robot devices and services—like Aido, our flagship modular service robot platform that we recently began shipping to customers, will serve as personal utility home robots, mobile home entertainment hubs, extensible personal assistants and Internet of Things (IoT) hubs, keeping your home safe and healthy, improving your day, and much more.

Offering Overview

The Company	InGen Dynamics, Inc., a Delaware corporation.

Securities Offered	Investors will acquire shares of the Company’s Class D Common Stock (the “Shares” or “Class D Shares”), as more fully set forth in “Securities Being Offered” below.

Offering Size	The Company may offer and sell a maximum of 250,000 Class D Shares in this Offering. The Company may offer up to 50,000 additional Class D Shares as “Bonus Shares.” There is no minimum Offering amount.

Minimum Investment	The minimum investment by any Investor in this Offering is $1,000, or 25 Shares.

Investors	Each investor in this Offering (an “Investor”) will become a stockholder of the Company. Each Investor must be a “qualified purchaser” as defined in Regulation A.

Broker	DealMaker Securities LLC, a Delaware limited liability company and registered broker-dealer, is registered with the Securities and Exchange Commission (“SEC”) and in each state where this Offering will be made and with such other regulators as may be required to act as the broker/dealer of record in connection with this Offering. Broker is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”).

Transfer Agent	DealMaker Transfer Agent, a Delaware limited liability company (“Transfer Agent”), will serve as the transfer agent in connection with this Offering.

Offering Period	The Shares may be sold hereunder one or more closings on a rolling basis, as detailed below. The Offering will terminate on the Termination Date (as defined below), as more fully set forth in “Plan of Distribution” below.

Investor Processing Fee	Investors will be required to pay an Investor Processing Fee of $30 to the Company at the time of the subscription to help offset transaction costs.

Use of Proceeds	The proceeds received from this Offering, after paying for the fees and expenses associated with this Offering, will be used to fund research and development for current and plan Company products and services, sales and marketing expenses for Company products and services, and other Company operations, including legal and accounting costs, as more fully set forth in “Use of Proceeds” below.

Risk Factors

This section identifies risks that are specific to the Company’s business and financial condition. The Company is also subject to the risks common to all development, production, and distribution companies in the entertainment industry, including those that all companies are exposed to. These risks include, but are not limited to, risks relating to economic downturns, political and economic events, and natural disasters. Additionally, development-stage companies are inherently riskier than more developed companies. Investors should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company’s Business and Industry

Limited Operating History and Revenue

The Company is in development stages of its technology and has only recently begun shipping units to customers. Therefore, we have a limited history upon which an evaluation of our performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with relatively new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, including purchasing patterns of customers and the development of competitive products in the market. We will only be able to pay dividends on any shares once our Board of Directors determines that we are financially able to do so. The Company has generated limited revenues since inception. There is no assurance that we will be profitable in the future or generate sufficient revenues to pay dividends to the holders of the Shares.

Unpredictable Operating Costs

In addition to general economic conditions and market fluctuations, significant operating cost increases could adversely affect the Company due to numerous factors, many of which are beyond our control. Increases in operating costs for the Company or our products and services would likely negatively impact our operating income, and could result in substantially decreased earnings or a loss from operations.

Unpredictable Marketing Expenses

Marketing of our product, services and Company brand can be conducted through a variety of channels, and the ultimate success of our products and services likely depend on such marketing efforts. However, it is difficult to predict which marketing channels and messages will resonate with certain customers. Due to the volatile nature of marketing costs and the potential need to explore a variety of marketing efforts, the Company may need to use additional funds for marketing that could impact growth and projected profitability.

Product Development and Sales

There can be no assurance that we can develop Aido or other products and services to be saleable or successful. There can be no assurance that we will be able to develop our product and service offerings on time or at all, or that the products and services will function as intended once developed. Additionally, if we become subject to bankruptcy or a similar proceeding or lose our ability to attract and retain qualified personnel, we may not be able to sustain operations, complete development of the product or may develop a product that fails to attract consumers, and consequently our business will be materially adversely affected.

Moreover, if we do not timely introduce new products that succeed in the market, our business and operating results could suffer. The market for our products is characterized by rapidly changing technology, evolving industry standards, short product life cycles and frequent new product introductions. As a result, we must continually introduce new products and technologies and enhance existing products in order to remain competitive. The success of our new products depends on several factors, including our ability to anticipate technology and market trends, timely develop innovative new products and enhancements, distinguish our products from those of our competitors, manufacture and deliver high-quality products, and price our products competitively.

Our growth projections are based on the assumptions that Aido and other products and services under development can be successfully industrialized, manufactured, sold and supported. It is possible that our products and services will fail to gain market acceptance for any number of reasons. If the new products and services fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

Third-Party Reliance

Substantially all of the Company’s manufacturing, warehousing and shipping is performed in whole or in part by a few outsourcing partners located primarily in China, Germany and Israel. While these arrangements may lower operating costs, they also reduce the Company’s direct control over production and distribution. It is uncertain what effect such diminished control will have on the quality or quantity of products or services, or the Company’s flexibility to respond to changing conditions. We may experience operational difficulties with our manufacturing partners, including reductions in the availability of production capacity, failure to comply with product specifications, insufficient quality control, failure to meet production deadlines, increases in manufacturing costs and longer lead time. Our partners may experience disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases, violation of environmental, health or safety laws and regulations, health epidemics, or other problems. We may have disputes with our contract manufacturers, which may result in litigation expenses, divert our management’s attention and cause supply shortages to us, which may cause harm to the Company and its finances.

Growth Complexities

The scope and complexity of our business and our service provider headcount have increased and we expect will continue to increase significantly for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing relationships with third parties. In the event of continued growth of the Company’s operations or in the number of our third-party relationships, our information technology systems or internal controls and procedures may not be adequate to support our operations. We must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and have to implement more complex organizational management structures, we may find it increasingly difficult to maintain adequate oversight. This could negatively affect our business performance.

Delivering the Company’s products is costly because of our research and development expenses and need for employees and consultants with specialized skills. We expect our expenses to continue to increase in the future as we continue to develop Aido’s capabilities and expand our other product offerings, which will require additional personnel, research and marketing costs. Our expenses or the time to market may be greater than we anticipate and our investments to make the business more efficient may not be successful. In addition, the Company may need to increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

Future Capital Requirements

The design, manufacture, sale and servicing of service robotics is a capital-intensive business. Even if we successfully raise the maximum amount of this Offering, we estimate that we will need to raise additional capital in the future to fully commercialize Aido and future products and services. We will need to raise additional funds through the issuance of equity, convertible or debt securities or through obtaining credit from government or financial institutions. This capital will be necessary to fund ongoing operations, continue research, development and design efforts, establish sales channels, improve product components, and make the investments in tooling and manufacturing equipment required to launch our products. There is no assurance that the Company will be able to raise additional funds when needed.

In addition, we may seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair the Company’s operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on the Company’s business, results of operations or financial condition.

Management Concentration and Discretion

The Company currently depends on the continued services and performance of key members of its management team, including our founder and CEO, Arshad Hisham. The loss of key personnel, particularly Mr. Hisham, could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee that we will continue to attract the personnel the Company needs to maintain its competitive position. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing key personnel, we may be unable to grow effectively.

Our success is also substantially dependent upon the discretion and judgment of our management team, particularly with respect to the allocation of the proceeds of this Offering.

Intellectual Property Rights

Our future success depends in part on our proprietary technology, technical know-how and other intellectual property. We rely on intellectual property laws, confidentiality procedures and contractual provisions, such as nondisclosure terms, to protect our intellectual property. Others may independently develop similar technology, duplicate our products, or design around our intellectual property rights. In addition, unauthorized parties may attempt to copy aspects of our product or to obtain and use information that we regard as proprietary, which may result in the development of products that compete with our products. Any of these events could significantly harm our business, financial condition and operating results.

Financial Reporting and Controls

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out with the support of third-party professional services firms. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

Industry Competition

We operate in a highly competitive industry that is subject to rapid technological change, and we expect competition and pace of technological change to continue to increase.

There are several other companies that have developed or are developing technology and devices that compete with Aido. Our principal competitors in the service robotics market include Jibo, Sota, Buddy, Pepper and Amazon Echo. These or other service robotics products and companies, academic and research institutions, or other entities may develop new technologies that provide a superior personal robotics device, are more effective in addressing the key problems Aido is developed to address or are less expensive than Aido or our future products or services. Our technologies and products could be rendered technologically obsolete by such developments.

The Company believes that its ability to compete with these other products and companies depends on many factors, some of which are beyond its control, including market acceptance of Aido and other InGen products by retailers and consumers, the Company’s ability to attract and retain employees, quality suppliers and quality distributors, the Company’s ability to maintain access to adequate capital resources, and the effectiveness of the Company’s advertising and marketing efforts, including the ability to retain a powerful brand identity.

Our competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have more significant financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners. In addition, potential customers could have long-standing or contractual relationships with competitors or other robotics companies.

Size of Market

The Company’s estimates of the size and future growth in the market for our current products and services, as well as those under development, is based on a number of internal studies, reports and estimates. While we believe we are appropriately forecasting the total market for our products and services, these estimates may not be correct and the conditions supporting our estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. The actual demand for our products and services or those of our competitors could differ materially from our projections if our assumptions are incorrect. As a result, our estimates of the size and future growth in the market for Aido or any future products or services may prove to be incorrect. If the demand is smaller than we have estimated, it may impair our projected sales growth and have an adverse impact on our business.

Product Inventory Optimization

The Company’s ability to manage our inventory levels to meet our customers’ demand for our products and services is important for our business. As we begin shipping our first generation of Aido robots to selected markets, we will attempt to optimize production levels and inventory management based on forward-looking demand estimates that attempt to account for supply lead times, production capacity and timing of deliveries. If we over or underestimate demand for any of our products during a given season, we may not maintain appropriate inventory levels, which could negatively impact our net sales or working capital, hinder our ability to meet customer demand, or cause us to incur excess and obsolete inventory charges.

Supply Chains

InGen is a global company; our Aido devices are currently manufactured and warehoused in China, Germany and Israel. In managing these supply chains, the Company faces risks including product shortages, price volatility, disruptions in the delivery of key components or materials or quality issues with suppliers. The Company believes these supply chain risks significantly increased during the COVID-19 pandemic and remain high, even has the pandemic has begun to subside.

Regulatory Changes

The Company is subject to various regulations and standards, including safety, privacy, and consumer protection regulations, and may face penalties or reputational harm if it fails to comply with such regulations.

Moreover, robotics hardware and artificial intelligence software are the subject of growing public policy debate in the jurisdictions where the Company operates and markets its products. The Company may face risks related to changes in regulatory requirements or standards in jurisdictions where it operates, markets or sells to customers, which could require the Company to modify its products or operations and could result in increased costs or reduced profitability.

Cybersecurity

The Company’s products and services are “connected” products that potentially expose our business to cybersecurity threats. As a result, we could be subject to systems, service or product failures, natural disasters, power shortages or terrorist attacks, but also from exposure to cyber or other security threats. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to our systems to sophisticated and targeted measures known as advanced persistent threats directed at our products, our customers and/or our third-party service providers, including cloud providers. There has been an increase in the frequency and sophistication of cyber and other security threats we face, and our customers are increasingly requiring cyber and other security protections and standards in our products, and we may incur additional costs to comply with such demands.

The potential consequences of a material cyber or other security incident include financial loss, reputational damage, negative media coverage, litigation with third parties, which in turn could adversely affect our competitiveness, business, financial condition, results of operations and cash flows.

In addition, we may at times collect, store, and transmit information of, or on behalf of, our customers that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity, and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most jurisdictions have enacted data breach notification laws and, in addition to United States laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission, or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

Products Liability and Other Litigation

The production, marketing and sale of digital products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. While the Company’s management believes our products do not carry substantial product liability risk, the Company may nonetheless face product liability claims related to its products, which could result in costly litigation, damage to our reputation, and regulatory sanctions.

In addition, the Company may face risks related to other litigation, including claims related to intellectual property, breach of contract, or other disputes.

Market Conditions

The Company’s performance may be impacted by changes in the economy or market conditions, including changes in consumer preferences or spending habits. Because Aido and our other products and services are generally considered discretionary items for consumers, factors affecting the level of consumer spending for such discretionary items include general economic conditions, consumer confidence in future economic conditions, consumer sentiment, the availability and cost of consumer credit, levels of unemployment, and tax rates. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and services and consumer demand for our products and services may not grow as we expect. Our sensitivity to economic cycles and any related fluctuation in consumer demand for our products and services may have an adverse effect on our operating results and financial condition.

The Company may also face risks related to doing business in international markets, including currency fluctuations or controls, import-expert restrictions, tariffs and political instability.

The Company may face risks related to business interruptions caused by natural disasters, pandemics (including the reemergence of COVID-19), or other unforeseen events.

Risks Related to Ownership of the Securities

Business and Investment in General

Risk is inherent in all investing. No guarantee or representation is made that the business of the Company will be successful, and there is no assurance that the Company will be able to realize any revenue. All business conducted by the Company risks the loss of capital. As is true of any investment, there is a risk that an investment in the Company will be lost in whole or part.

No Control over Management

The Shares are non-voting stock. Voting control is concentrated in the hands of the Company’s founder, CEO and sole director, Arshad Hisham, who owns more than 99% of the voting securities of the Company. Investors will not be able to influence the Company’s policies or any other corporate matter, including the election of directors, changes to the Company’s governance documents, expansion of any employee equity or option pool, any merger, consolidation, sale of all or substantially all Company assets, or other major action requiring shareholder approval, and Mr. Hisham will continue to retain voting control.

Restrictions on Transfer and Liquidity

The subscription agreement that Investors will execute in connection with this Offering contains a “market stand-off” provision applicable to the Class D Shares in the event of an initial public offering (“IPO”), which may limit or delay an investor’s ability to transfer Class D Shares for a period of time surrounding such an offering. See “Securities Being Offered” for further information.

In addition, when any Shares purchased by an Investor in this Offering are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the Shares or to the transferor with regard to ownership of the Shares that were in effect immediately prior to the transfer of the Shares, including the subscription agreement.

There is no formal marketplace for the resale of the Class D Shares. Our Class D Shares may only be sold to the extent any demand exists, and there is no guarantee any such market demand will develop. Investors should assume that they may not be able to liquidate their investment.

Future Dilution and Subordination of Stockholder Rights and Preferences

Even if the Company sells the maximum number of Shares qualified under this Offering, the Company may need to raise additional funds in the future. We may offer additional shares of our Class D Common Stock, other classes of equity or instruments that convert into shares of stock, any of which offerings would dilute the ownership percentage of Investors in this offering.

Even if the Company sells the maximum number of Shares qualified under this Offering, we will likely need to engage in debt, equity or convertible financing in the future. Under this scenario, your rights and the value of your investment in the Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued with such rights and preferences that are more advantageous to those investors than to the Investors purchasing Shares under this Offering. In addition, if we need to raise more equity capital from the sale of shares of capital stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into any market which develops, which could adversely affect the market price of your Shares.

The Board of Directors of the Company has authority to authorize the Company to issue additional shares of the Company’s capital stock (including both common and preferred stock) and to establish the rights and preferences with respect to such additional stock, including liquidation preferences that may be senior to the common stock offered through this offering. In addition, the Company has reserved additional Class B Shares under an equity incentive compensation plan for members of the Company’s management team and other employees and consultants. The Company also has the ability to issue equity through preferred stock with terms and preferences to be determined in the sole discretion of the Board of Directors. Preferred stock would likely be senior to the Company’s common stock on liquidation and may have other preferential rights such as the right to appoint an additional member to the Board of Directors or a right to receive a preferred return on investment. Such future issuances of preferred or common stock may dilute an Investor’s investment in this offering.

Discount

Investors in this Offering who invest more than $3,000 are entitled to “Bonus Shares” resulting in a discount to the price per Share paid by such Investors in this Offering (see “Plan of Distribution” below). Therefore, the value of the Shares of Investors who pay the full price in this Offering will be immediately diluted by investments made by Investors entitled to the discount, who will pay less for their stake in the Company.

Waiver of Inspection Rights

Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. By purchasing Shares in this Offering, Investors agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. Despite our obligation to publicly file certain reports under Regulation A, such waiver will limit an investor’s ability to obtain information from us for certain proper purposes under the General Corporation Law of Delaware, which may prevent or delay an Investor from evaluating our business or such Investor’s investment in the Shares.

Exclusive Forum Selection

In order to invest in this Offering, Investors agree to resolve disputes arising under the subscription agreement in the state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Jury Waiver

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which Investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the Investor warrants that the Investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the Investor’s jury trial rights following consultation with the Investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Size and Structure of Offering

The size of this Offering is not necessarily indicative of the actual value of the Company. The maximum size of this Offering has been determined by the Company’s management based primarily upon the amount of capital management has determined is necessary to continue the Company’s research and development and cover the Company’s customer acquisition costs and product inventory costs as it scales for more growth. The amount is not related to the Company’s assets, book value, or results from operations. If additional capital is required to accommodate customer growth, maintain or increase product research, or achieve profitability in the future, the terms of such financing may be more or less favorable than the terms of the Offering.

Additional Disclosures

GENERALLY, IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISK NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS INVESTMENT, POTENTIAL INVESTORS SHOULD KEEP IN MIND OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options to acquire its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders and early employees and/or investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in an offering.

The following table compares the price that new investors in this Offering are paying for their Shares with the effective cash price paid by existing stockholders, giving effect to full conversion of all outstanding stock options and outstanding convertible instruments and assuming that the Shares are sold at $40.00 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives prospective investors in this Offering a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of the date of this Offering Circular.

	Year Issued	Issued Shares	Potential Shares	Total Issued & Potential Shares	Effective Price per Share at Issuance
Class A Common Stock	2015	6,500,000	–	6,500,000	$0.00001
Class B Common Stock	2015	100,000	–	100,000	$0.00001
Class B Common Stock	2017	126,547	–	126,547	$1.41000
Class B Common Stock[5]	2019-21	–	2,599,523	2,599,523	$0.87516
Class B Common Stock[6]	2021	–	463,700	463,700	$21.83520
Class B Common Stock[7]	2021-23	–	530,046	530,046	$40.00000
Class C Preferred Stock[5]	2016-20	–	678,393	678,393	$0.89034
Total Shares		6,726,547	4,271,662	10,998,209	$3.12636
Investors in this Offering[8]		300,000	–	300,000	$33.33333
Total after this Offering		7,026,547	4,271,662	11,289,209	$3.92844

[5]	Assumes conversion of all outstanding SAFEs following this fully-subscribed Offering and immediately prior to an equity financing in which the Company issues and sells equity securities to investors at $40 per share.
[6]	Assumes exercise of all outstanding warrants to purchase common stock following this fully-subscribed Offering and conversion of all outstanding SAFEs (see note 7, below), where the fair market value of the Company’s Class B Common Stock at the time of exercise is equal to $40 per share.
[7]	Assumes all outstanding stock appreciation rights (“SARs”) vest and become exercisable, and that the fair market value of the Company’s Class B Common Stock on the date the SARs are exercised is equal to $40 per share.
[8]	Effective price per share based on amount invested (assuming maximum $10,000,000 raised) divided by shares issued (including all “Bonus Shares” offered), without deduction for broker compensation or other Offering expenses.

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2022, of $(926,199), which is derived from the net equity of the Company determined by the Company’s audited financial statements for its most recently completed fiscal year. The Offering costs assumed in the following three calculations are: 10, 9, and 8 percent of gross offering proceeds, at $2,500,000, $5,000,000, and $10,000,000, respectively. The table presents three scenarios: a $2,500,000 raise from this Offering, a $5,000,000 raise from this Offering, and a fully subscribed $10,000,000 raise from this Offering.9 As there are no vested and immediately exercisable options, warrants, or similar convertible instruments outstanding, the following table only presents issued shares (Class A, Class B and Class D Common Stock, plus the assumption of conversion of all issued and outstanding shares of Class C Preferred Stock into Common Stock).

On Issued and Outstanding Basis:	$2,500,000 Raise	$5,000,000 Raise	$10,000,000 Raise
Price per Share	$40.00	$40.00	$40.00
Shares issued	75,000	150,000	300,000
Capital raised (less Investor Processing Fee)	$2,500,000	$5,000,000	$10,000,000
Less: Offering costs	$(250,000)	$(450,000)	$(800,000)
Net Offering proceeds	$2,250,000	$4,550,000	$9,200,000
Net tangible book value pre-financing	$(926,199)	$(926,199)	$(926,199)
Net tangible book value post-financing	$1,323,801	$3,623,801	$8,273,801

Shares issued and outstanding pre-financing	6,726,547	6,726,547	6,726,547
Shares issued and outstanding post-financing	6,801,547	6,876,547	7,026,547

Net tangible book value per share pre-Offering	$(0.1377)	$(0.1377)	$(0.1377)
Increase per share attributable to new investors	$0.3323	$0.6647	$1.3152
Net tangible book value per share post-Offering	$0.1946	$0.5270	$1.1775
Dilution per share to new investors ($)	$39.8054	$39.4730	$38.8225
Dilution per share to new investors (%)	99.5%	98.7%	97.1%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. An investor’s stake in the Company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, upon conversion of simple agreements for future equity (“SAFEs”) or other convertible instruments, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that an investor owns will go down, even though the value of the Company may go up—in which case the investor will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. SAFEs, convertible notes, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early-stage companies do not pay dividends for some time).

[9]	Each scenario assumes a proportionate number of “Bonus Shares” are issued.

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only and are not indicative of the Company’s valuation or capital structure):

●	In April 2023, Adam invests $10,000 in a company valued at $1 million. Upon this investment, he is issued 100,000 shares in the company, representing 1% of all the company’s shares.

●	By December 2023, the company is doing very well and raises $1 million from venture capitalists based on a company valuation (before the new investment) of $5 million. While Adam still owns 100,000 shares, that now only represent about 0.8% of the company’s shares. However, Adam’s shares are now worth $50,000.

●	In June 2024, the company has run into serious problems and in order to stay afloat it raises another $1 million from investors at a (pre-investment) valuation of only $3 million (commonly called a “down round”). Adam now owns only about 0.6% of the company and his stake is worth only $25,000.

This type of dilution might also happen upon conversion of convertible instruments, such as convertible notes or SAFEs, into shares. Typically, the terms of convertible instruments issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible instruments get to convert their instruments into equity at a “discount” to the price paid by the new investors (i.e., they get more shares than the new investors would for the same price). Additionally, convertible instruments may have a “valuation cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible instruments get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible instruments will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to convertible instruments that the Company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Plan of Distribution and Selling SecurityHolders

The Company is offering up to 250,000 Class D Shares, plus up to 50,000 additional Class D Shares as “Bonus Shares,” as described in this Offering Circular, on a “best efforts” basis.

The minimum investment in this Offering is $1,000, or 25 Shares, plus a processing fee of $30 (the “Investor Processing Fee”).

Plan of Distribution

DealMaker Securities LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide the administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services. The Company has agreed to pay the Broker a one-time $35,000 advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred for compliance costs, to assist the Company with the following:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (AML) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager;

●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Consulting with the Company regarding any material changes to the Offering Circular which may require an amended filing; and

●	Reviewing third-party provider work-product with respect to compliance with applicable rules and regulations.

Services shall not include providing any investment advice or any investment recommendations to any Investor. The term of the agreement commenced on October 31, 2022, and will terminate following completion of this Offering. However, the Broker may terminate the agreement if we default on our obligations thereunder. The Broker is not purchasing any of the Shares qualified under this Offering and is not required to sell any specific number or dollar amount of the Shares. We have been advised by the Broker that it will only assist us with this Offering in jurisdictions where it is registered or licensed as a broker-dealer in compliance with applicable federal and state securities laws and the rules of self-regulatory organizations including FINRA.

Persons who desire information about the offering may find it at https://invest.ingendynamics.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the https://invest.ingendynamics.com website.

The Company will also publicly market the offering using general solicitation through methods that include emails to potential investors, online advertisements and press releases. We will use the website https://www.ingendynamics.com and other social media to provide notification of the Offering. Persons who desire information will be directed to a landing page on https://invest.ingendynamics.com.

Commissions and Discounts

The following table shows the maximum discounts, commissions and fees payable to the Broker and its affiliates, as well as certain other fees, in connection with this offering by the Company and the selling stockholders, assuming a fully-subscribed Offering. The table below does not reflect Investor Processing Fees payable by investors to the Company, which will offset some of these fees. Actual fees are anticipated to be lower than the maximum shown below.

	Per Share	Total
Public offering price	$40.00	$10,000,000
Anticipated dealer (and affiliate) commissions and fees	$3.20	$800,000
Proceeds, before other expenses	$36.80	$9,200,000

Investor Processing Fee

Investors will be required to pay an Investor Processing Fee of $30 to the Company at the time of the subscription to help offset transaction costs. A portion of this fee is paid to DealMaker, an affiliate of the Broker, in the form of payment processing expenses, which are expected to be approximately 3% of the Offering proceeds. These expenses are included in the maximum compensation set forth in the table above.

Rewards

At stepped investment levels, the Company plans to offer investment packages that provide various incentives, including our products, accessories and events with our executives. The Company plans to offer the following benefits at various levels of investment:

Minimum Shares	Minimum Investment	Bonus Shares	Product Discounts[10]
25	$1,000	-	5% off any inGen products
75	$3,000	10% Bonus Shares	20% off any inGen products
175	$7,000	25% Bonus Shares	40% off any inGen products

Bonus Shares; Discounted Price for Certain Investors

“Bonus Shares” are additional shares of Class D Common Stock that are issued to Investors purchasing Shares in this offering for no additional monetary compensation. Therefore, those Investors are effectively receiving a discount on the Shares they purchase. Bonus Shares have identical rights, privileges, preferences as well as restrictions to the Shares of Class D Common Stock purchased. The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the Company may receive. Of the 50,000 Bonus Shares available in this Offering, all are being sold by the Company and none are being sold by the stockholders.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares and will not receive any compensation related to the Bonus Shares.

Selling Stockholders

No Shares are being sold for the account of any existing stockholders or other securityholders of the Company. All net proceeds of this Offering (after payment of the Offering expenses as described in this Offering Circular) will be paid to the Company.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Class D Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their Shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card or ACH only; checks will not be accepted.

The Offering will be conducted using the online subscription processing platform of Novation Solutions Inc. O/A DealMaker, an affiliate of the Broker, through the website https://invest.ingendynamics.com, whereby investors in the Offering will receive, review, execute, and deliver subscription agreements electronically. Payment of the purchase price for the Shares will be made through a third-party processor by ACH debit transfer or wire transfer or credit card to an account designated by us. The Broker is not participating as an underwriter or placement agent in the Offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute the Offering Circular or other offering materials to potential investors. All inquiries regarding the Offering should be made directly to the Company.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

[10]	Discount on inGen products must be used within one year from the date of investment. Discount may only be used on a single order.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow or Minimum

The proceeds of this Offering will not be placed into an escrow account. We will offer the Shares on a “best efforts” basis. As there is no minimum Offering amount, upon the approval of any subscription to this Offering, we will immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the “Use of Proceeds” described herein at the discretion of our management.

In the event that it takes some time for the Company to raise funds in this Offering, the Company intends to rely on available income from sales and/or funds raised in any Offerings from accredited investors.

Offering Period

This Offering will commence on the date this Offering is qualified by the SEC. The Offering will terminate on the earlier of the date on which the maximum Offering is reached or when our Board of Directors elects to terminate the Offering (in each such case, the “Termination Date”)

Transfer Agent

DealMaker Transfer Agent LLC will serve as transfer agent to maintain stockholder information on a book-entry basis. The Company will not issue Shares in physical or paper form. Instead, the Shares will be recorded and maintained on our stockholder register.

Provisions of Note in Our Subscription Agreement

Restrictions on Transfer

The subscription agreement contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter of the IPO, Investors agree not to transfer any Class D Shares, or any other securities of the Company held by the Investor, without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to affect the market stand-off.

The terms of the subscription agreement are binding upon the Investor and its permitted transferees, heirs, successors and assigns (each, a “Transferee”). For any transfer of Shares to be deemed effective, the Transferee must execute and deliver to the Company in advance an instrument in a form acceptable to the Company in its sole discretion, pursuant to which the proposed Transferee shall acknowledge and agree to be bound by the representations and warranties of the Investor and the terms of the subscription agreement, including the “market stand-off” agreement, the waiver of statutory information rights, the exclusive forum selection and waiver of jury trial, and indemnification of the Company. The Company will not record any transfer of Shares on its books unless and until the Transferee complies with this requirement.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws. By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Exclusive Forum Selection

The subscription agreement provides that the state and federal courts in the State of Delaware are the exclusive forum for all actions or proceedings relating to the subscription agreement.

Investor Suitability Standards

The Shares are being offered and sold only to “qualified purchasers” (as defined by Regulation A), which include: (i) “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) all other investors so long as their investment in any securities (in connection with this Offering or any other offering under Regulation A) does not represent more than ten percent (10%) of the greater of their annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). The Company reserves the right to reject any Investor’s subscription in whole or in part for any reason, including if the Company determines in its sole and absolute discretion that such Investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the potential investor must be a natural person who has:

●	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

●	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the potential investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. On August 26, 2020, the Commission adopted amendments to expand the definition of “accredited investor,” which became effective December 8, 2020. These amendments, among other changes, expanded the types of entities that qualify as accredited investors, enabled investors that hold FINRA Series 7, 65, or 82 licenses to qualify as accredited investors, and expanded the concept of “spouse” to include spousal equivalents for purposes of the financial tests referenced above. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an individual’s home, home furnishings, and automobiles.

The Shares will not be offered or sold to prospective investors subject to the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (ERISA).

If a potential investor lives outside the United States, it is his/her/its responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

The Broker, in its capacity as broker of record for this Offering, will be permitted to make a determination that the Investors in this Offering are “qualified purchasers” in reliance on the information and representations provided by such Investor regarding the Investor’s financial situation. Before making any representation that this investment does not exceed applicable federal thresholds, prospective investors should review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, prospective investors should refer to http://www.investor.gov.

An investment in the Shares may involve significant risks. Only Investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in the Shares. See “Risk Factors,” above.

Additional Information

The Company has not authorized anyone to provide information other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is accurate only as of the Circular Date, regardless of the time of delivery of this Offering Circular or any sale of Shares.

Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the Company’s affairs since the Circular Date.

From time to time, the Company may provide an “Offering Circular Supplement” that may add, update, or change information contained in this Offering Circular. Any statement made in this Offering Circular will be modified or superseded by any inconsistent statement made by the Company in a subsequent Offering Circular Supplement. The Offering Statement filed with the Commission, of which this Offering Circular forms a part, includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. Investors should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular Supplement, together with additional information contained in the Company’s annual reports, semiannual reports, and other reports and information statements that the Company will file periodically with the Commission.

The Offering Statement and all amendments, supplements, and reports that the Company has filed or will file in the future can be read on the Commission website at www.sec.gov. The contents of the Platform (other than the Offering Statement, this Offering Circular, and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

Use of Proceeds

The Company estimates that its net proceeds from a fully-subscribed Offering, after total Offering expenses, will be approximately $9.75 million.

The following table sets forth the Company’s planned use of the net proceeds under various funding scenarios:

	25%	50%	75%	Maximum
Gross Offering Proceeds, less Investor Processing Fee	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Less: Estimated Offering Expenses	$250,000	$450,000	$637,500	$800,000
Estimated Net Offering Proceeds	$2,250,000	$4,550,000	$6,862,500	$9,200,000

Principal Uses of Net Proceeds
Sales & Marketing	$450,000	$910,000	$1,372,500	$1,840,000
Inventory & Shipping	$562,500	$1,137,500	$1,715,625	$2,300,000
Legal & Accounting	$112,500	$227,500	$343,125	$460,000
Operations	$337,500	$682,500	$1,029,375	$1,380,000
Research & Development	$562,500	$1,137,500	$1,715,625	$2,300,000
Miscellaneous & Contingency	$225,000	$455,000	$686,250	$920,000
Total Use of Net Proceeds	$2,250,000	$4,550,000	$6,862,500	$9,200,000

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering. In this event the use of proceeds will be adjusted by management based on the amount raised.

THE COMPANY RESERVES THE RIGHT TO CHANGE THE ABOVE USE OF PROCEEDS IF MANAGEMENT BELIEVES DOING SO IS IN THE BEST INTERESTS OF THE COMPANY.

Company’s Business

InGen Dynamics, Inc. is an AI, automation and robotics company with a platform strategy at its core. We believe that the connected home is the new technology battleground and the lack of mobility of existing personal home technology limits the possibilities of smart devices at home. A combination of mobility and new interaction paradigms such as voice command and gesture-based interactions help fuel new use cases in connected homes. We envision that our robot devices and services will serve as personal utility home robots, mobile home entertainment hubs, extensible personal assistants and Internet of Things (IoT) hubs, keeping your home safe and healthy, improving your day, and much more.

History and Structure

The Company was incorporated as a Delaware corporation on July 21, 2015.

Principal Products & Services

InGen’s flagship product is Aido, a modular service robot platform specifically designed for household, hospitality, healthcare and retail uses. Aido is designed to be set up out-of-the-box with customizable software and hardware to program it for different environments. Aido uses a combination of audio capture, lidar, camera systems and sensors to analyze the voice, gestures and movements of customers. Based on these, the device will. Begin to autonomously inform, guide, and entertain its users. Aido has been in development since the Company’s founding, and the first generation of Aido units began shipping to customers in late 2022.

In addition to Aido, the Company has a number of other products under development:

●	Fari is a robot bundle being specially designed for older adults to augment their ability to stay focused, connected and engaged. Fari’s interactions are designed to be easy and fun, and her powerful AI and machine learning modules will make her even more helpful by learning about things her users like and need.

●	Senpai is being designed as the next generation educational robot platform. It is a state-of-the-art machine with practically unlimited possibilities. Because it is intended to be used as an education tool, we are designing Senpai to be sold at a highly affordable price point for schools and families.

●	Kaiser.HAUS is a powerful yet intuitive system we are designing to automate some of the world’s most advanced homes.

●	Sentinel is surveillance product that combines state-of-the-art software, sensor components and hardware technologies to covertly deploy as a layered multi-sensor platform to detect, recognize and combat active events. Sentinel is being designed to deliver highly accurate deep learning and AI-based real-time event detections to deliver the most secure access control environment available, from parking lots to building interiors, or wherever people and communities gather.

●	Origami is a cutting-edge commercial platform-as-a-service (PaaS) that includes robotics, AI and smart automation-enabled features. Origami will provide customers with strategic opportunities, commercial benefits and technology support to strengthen and compliment their own business and technology offerings.

As Aido and the Company’s other products and services reach their production and distribution stages, the Company will market these offerings to a range of customer segments, at multiple price structures. InGen’s customers include both retail consumers and “B2B” and other institutional and enterprise customers. Many of InGen’s products and services will be built on top of the Aido device, requiring a one-time hardware purchase and a recurring subscription (for personal consumers) or license (for enterprise customers) fee. The Company is also developing its Origami platform to be monetized across a number of channels.

Market and Competition

The market for consumer and business robots is projected to expand rapidly over the next several years. Growth in connection with home devices, declining component costs, advancement of artificial intelligence and language learning models, and adoption of robotic devices by consumers serve as emerging trends driving the home robotics industry that will result in more advanced products and services being offered to consumers at lower price points.

Aido is designed as an extendable utility robot expected to push the envelope on gesture-based interaction technology using its projectors. Aido’s technology, algorithms and patterns are expected to give it a competitive advantage in the marketplace and prevent commoditization. Aido competes with companies and products like Amazon Astro, Temi, Elli-Q and Moxie.

Employees and Other Service Providers

As of April 1, 2023, the Company has approximately 10 employees and contractors. In addition, the Company has contracted with AH Beta Dynamics and Robotics Pvt. Ltd., a private limited company organized under the laws of the Republic of India (“AH Beta Dynamics”), to provide the Company with additional hardware and software engineering services. AH Beta Dynamics employs approximately 103 employees, primarily in India.

Litigation and Bankruptcy

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company is not currently, nor has it been previously, engaged in any bankruptcy, receivership, or similar proceedings in any jurisdiction.

Intellectual Property

The Company has filed design patents for Aido and intends to pursue additional patent protections for the hardware and software technology the Company is developing.

Company’s Property

The Company does not own any real property. Its employees and consultants work remotely or in leased office space. As noted in “Company’s Business” above, the Company has contracted with AH Beta Dynamics to provide the Company with hardware and software engineering consulting services, including research and development. AH Beta Dynamics has offices and facilities in five locations in India. All manufacturing, warehousing and shipping of our products is performed under contract by third-party suppliers and vendors located in China, Germany and Israel.

Management’s Discussion and Analysis

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with its financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect its plans, estimates, and beliefs. The actual results from operations could differ materially from those discussed in the forward-looking statements.

Since its formation in 2015, the Company has been engaged primarily in developing modular service robots and robotics platforms. We are considered a “development-stage” company because substantially all of the Company’s efforts are dedicated to establishing our business, and planned principal operations have only recently commenced.

We have incurred losses from operations and have had negative cash flows from operating activities since our inception. Our current business plan and forecasts suggest that the Company will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing research and development activities and sales and marketing of our products and services.

Operating Results

The Company generated net revenues totaling $165,000 and $36,174 for the fiscal years ending December 31, 2022 and 2021, respectively. Net revenue increased in 2022 compared to 2021 primarily due to revenue earned from the licensing of our intellectual property.

Our operating expenses consists of research and development costs, sales and marketing, and general and administrative expenses. Research and development expenses increased from $214,967 in 2021 to $387,767 in 2022, an increase of $172,800. This increase is attributable to additional research and development work with respect to bringing our Aido robot to market and additional refinement of our other forthcoming products and services. Sales and marketing expenses increased from $10,500 in 2021 to $16,741 in 2022. General and administrative expense totaled $45,247 in 2021 and $84,662 in 2022. The increase in general and administrative expenses was a result of increased headcount and labor costs.

The Company expenses in 2022 included a staff of approximately 10 employees and part consultants, as well as consulting services provided by AH Beta Dynamics with respect to hardware and software engineering, including research and development. Expenses include salaries, overhead, and consulting payments.

The Company did not recognize any non-operating income (expense) during its two most-recently completed fiscal years.

As a result of the foregoing, our net loss was $324,171 in 2022, compared with $234,540 in 2021.

Liquidity and Capital Resources

As of December 31, 2022, the Company’s current assets were $165,111, consisting of cash and cash equivalents ($111) and accounts receivable ($165,000).

Historical Results and Cash Flows

For the fiscal year ended December 31, 2022, the Company recognized revenue of $165,000 in connection with the licensing of our intellectual property, which accounted for nearly all of the Company’s revenue. Aside from revenue generated from its intellectual property, the Company is relying on proceeds from the sale of its securities, including private placements of equity and convertible securities and the net proceeds of this Offering, for its continued operations.

The Company has numerous products and services in development and intends to pursue sales efforts with respect to those products and services in the future.

Securities Issuances

During the fiscal year ended December 31, 2021, the Company issued and sold SAFE instruments to investors through private placement offerings, the gross proceeds of which were $246,126. During the fiscal year ended December 31, 2022, the Company raised gross proceeds of $479,170 through the issuance of notes payable. The Company intends to pursue additional private placement offerings of its equity or convertible securities in order to provide sufficient liquidity for the Company to continue its operations, including research and development and sales and marketing of its products and services.

Trend Information

We began shipping our first generation Aido personal robot devices to select markets in late 2022, and we intend to ramp-up sales of these devices during 2023.

Directors and Executive Officers

The following table sets out the Company’s executive officers and directors:

Name	Position	Age	Term of Office	Approx. Hours/Week
Directors
Arshad Hisham	Director	42	July 2015	As Needed
Executive Officers
Arshad Hisham	Chief Executive Officer	42	July 2015	Full-Time
Wladimir Silva	Chief Operating Officer	50	February 2022	Full-Time
Eric Egnet	Chief Strategy Officer	56	January 2021	16
Rajeev Verma	Chief Technology Officer	38	January 2022	24
Joanna Catalano	Interim Chief Growth Officer	38	November 2022	20
Significant Employees
Paramananda Ponnaiyan	Head of Engineering	42	November 2022	Full-Time
Stephen Copestake	Head of Communications	58	August 2022	12
Arun Chandrasekhar	Operations Director	43	January 2019	Full-Time
Aashish Kumar Gupta	Interim Head of Products	30	June 2022	16
Janada Dunbar	Strategy/Finance Consultant	43	April 2022	8

The following is a brief summary of the background of each executive officer and director:

Arshad Hisham

Director, Chief Executive Officer

Arshad is the Founder and Chief Executive Officer InGen Dynamics, Inc. Arshad is serial entrepreneur and engineer/inventor with multiple degrees in business, engineering and project management, including an MBA. Before founding InGen, he was a founder of hardware automation and enterprise software startups. His work on robotics has been published internationally and has also held senior roles at IBM, the Government of Australia and Toyota during his 10-year corporate career. As a futurist and AI-enthusiast, he has been a frequent keynote speaker and expert panelist at events such as the annual IEEE Robotics Symposium in New York, Boston Consulting Group’s annual AI event in Chicago, and at the industry-leading Robo-Business event in San Jose, California. As the founder and CEO of InGen Dynamics, he has already assembled a world-class team and has facilitated a nearly $54 million commitment from institutional and strategic investors to build a category-defining company.

Wladimir Silva

Chief Operating Officer

Wladmir has more than 25 years of international experience in business management, leading multicultural teams in different sectors, including automotive, financial services, executive search, and management consulting. Wlad lives in Singapore and previously lived and worked in Brazil, the United States, the United Kingdom and Hong Kong. As a management consultant, Wlad has worked with the leadership and senior management teams of Fortune 500 clients in over 40 countries in several industries, including consumer goods, retail, pharmaceutical, aviation and financial services. He has led workshops and projects ranging from $300,000 to over $6.5 billion.

Eric Egnet

Chief Strategy Officer

Eric is a seasoned executive, senior technologist, serial entrepreneur and emerging technology portfolio investor with over 26 years in executive management and senior leadership roles. He has worked across diverse industries to deliver disruptive innovation, strategy, planning, and execution that has successfully enable these companies to grow, differentiate, and transform their businesses. As a C-level officer of many early-stage startups and mid-market and large-market companies, Eric has been part of successful business exits, mergers and funding transactions. He has led and strategically diversified companies, developed innovative technologies, created true competitive advantages, launched new businesses, established strong partnerships, and was crucial in helping one company successfully go public.

Rajeev Verma

Chief Technology Officer

Rajeev is a senior engineering executive leader delivering technical and program management leadership services. He has over 15 years of experience managing diverse product portfolios and strategies and working closely with channel partners to drive innovation and delivery of disruptive technologies. In previous roles, he collaborated with business and technology leaders to explore emerging technologies, assessed their impact on business, and has successfully delivered technology demonstrators, industry standard products, frameworks and R&D programs and services. Rajeev has proven leadership experience in managing and leading cross-functional, cross-location design, transformation and engineering teams. He has experience working with major global aerospace and defense companies, including Boeing, Rolls-Royce, BAE Systems, NATS and QinetiQ. In addition to his work for InGen Dynamics, he is also currently serving in a senior leadership role at a leading aerospace and defense organization.

Joanna Catalano

Interim Chief Growth Officer

Joanna is an accomplished leader in growing and scaling businesses, building customer relationships and leading multidisciplinary teams. She acquired a depth of expertise in commercial and digital transformation and new business development, where she led teams that built bespoke digital products and outcome-based data and analytics applications. She has worked in cross-border, cross-cultural roles in the United States, Europe, Africa and Asia.

Joanna began her career in economic development, partnering with the Ukrainian government on market reform education and micro-lending for female startups during Ukraine’s post-Soviet transition to a market-based economy. Witnessing disruption at such a significant scale piqued a curiosity in both human and systemic behavior and change that has since guided her professional journey. Over the past 20 years, Joanna gathered a holistic view of B2C and B2B businesses, having spent time working brand-side for technology platforms and software businesses, as well as leading services businesses.

Joanna’s passion as a people-leader, and focus on people as an organization’s most important asset, has guided repeated success in executive and leadership roles. At Piano.io, a SaaS business focused on customer journey orchestration and analytics, she built a new function to drive a growth strategy rooted in product, industry vertical and partnership expansion. As CEO of iProspect Asia Pacific, a digital marketing agency with over $500 million billings and operating across 14 countries with over 1,000 employees, she re-positioned the brand for a second wave of growth, acquired four new businesses and achieved double-digit revenue and profit growth for three consecutive years. At Google, she built the inaugural go-to-market function focused on growing product share of revenue and inked large annual deals with blue chip brands like Hilton, Procter & Gamble, Citibank, Expedia and many others. At American Express and Starwood Hotels, she worked with executive sponsors on strategic change initiatives to increase revenue and customer satisfiaction.

Paramananda Ponnaiyan

Head of Engineering

Param is an accomplished leader and engineer with vast involvement in startups. His prior roles include Head of Engineering at the Indonesian startup Gojek (now publicly traded as GoTo), Chief Technology Officer of the Indian startup Kawa Space, software engineer at the California-based AI startup ThoughtSpot, and manager of anomaly detections at the Site Reliability Engineering (SRE) platform Last9.

Stephen Copestake

Head of Communications

Steve is Head of Communications for InGen Dynamics and serves as an adviser to the Company, continuing his 35+ years of international marketing and communications achievement.

He has a long-established record of developing and delivering strategy, revenue growth and revitalization across major brands and renowned commercial organizations. After holding senior roles at United Biscuits, PepsiCo, British Sky Broadcasting, and The Walt Disney Company, Steve has continued a consulting career where he delivers board-level advice on corporate and consumer best practices and transformational brand ideas.

In addition to his work in the consumer goods industry, Steve has extensive communications experience with media and entertainment, technology and tourism companies.

He has led communications and public relations teams at major corporations and government departments, focusing on strategic thought leadership, proactive engagement and global profiling. Steve has built a reputation in these roles for utilizing channels and actions that best connect and influence all key audiences, building communication plans for internal, B2B and B2C communities, and establishing global media partnerships to activate conversion and extend marketing reach.

Steve holds a bachelor’s degree in marketing from the University of Lancaster. He is a passionate traveler, stand-up comedian, amateur historian and wildlife photographer and is highly active in fundraising for animal charities.

Arun Chandrasekhar

Operations Director

Arun is Co-Founder of Kaiser.Haus and an experienced entrepreneur with a consolidated background across sectors including real estate, finance, asset management and technology. Arun was a general manager at CBRE and is an alumnus of NIT/NICMAR. He has an excellent track record of finding innovative ways to grow revenue. Arun has also led initiatives for business development, marketing and product management, including previous stints at Carrefour and Cushman & Wakefield.

Aashish Kumar Gupta

Interim Head of Products

Aashish is a tech-geek turned entrepreneur with extensive knowledge that spans from frameworks and processes to team building, resulting in the creation of innovative and unique cross-domain products. He has previously founded the technology startups Discovr.AI, OneLabs, Brainify. In 2020, he was named to Forbes Magazine’s “30 under 30 Asia” list. He was a Global AI Awards winner in the category “Best Use of AI in Automation” at the 2019 Global AI Summit. His experience in B2B, B2C and SaaS applications encompasses complex and specialized AI and machine learning products and high-growth mobile applications with millions of downloads, delivering multimillion-dollar bottom-line growth. He has built a number of AI-driven enterprise software involving computer vision, predictive maintenance, chatbots, and highly efficient OCR models, and has worked with many multi-billion dollar companies and state governments to help them boost their growth and become more efficient, data-driven and transparent.

Janada Dunbar

Strategy/Finance Consultant

Janada is a senior finance professional with over 15 years of experience in management consulting. She has deep expertise in business and finance transformation, as well as strategic performance management. She has successfully led cross-cultural transformation teams in the United States, Europe and Africa. At the Weir Group, a global manufacturing company, she manages the team that provides assurance over the financial and operational controls of businesses in over 50 countries and uses data analytics to provide strategic business insights and manage risks.

Janada has also worked in two of the “Big 4” accounting firms (PricewaterhouseCoopers and Deloitte), where she acquired a vast knowledge in International Financial Reporting Standards and United States Generally Accepted Accounting Principles. She demonstrated this knowledge in designing an efficient Chart of Accounts for Lloyds Banking Group, which facilitated adherence to regulatory reporting requirements by the United States Securities and Exchange Commission and the United Kingdom Financial Conduct Authority. She has also been involved in several Sarbanes-Oxley readiness assessments, Sarbanes-Oxley implementation projects, financial due diligence projects and IPO readiness assessment projects. She is a Fellow of the Association of Chartered Certified Accountants (FCCA) and holds an MBA from Cranfield University.

Compensation of Directors and executive officers

For the fiscal year ended December 31, 2022, the Company’s three highest-paid directors and executive officers were as follows:

Name	Capacities Receiving Compensation	Cash Comp.	Other Comp.	Total Comp.
Eric Egnet	Chief Strategy Officer	$116,783	$300,300	$417,083
Wladimir Silva	Chief Operating Officer	$54,030	$300,000	$354,030
Rajeev Verma	Chief Technology Officer	$0	$291,200	$291,200

For the fiscal year ended December 31, 2022, the Company did not pay its sole director for his services as a director.

Security Ownership of Management

The following table sets out, as of the date of this Offering Circular, the securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of each class of the Company’s voting securities, or having the right to acquire those securities:

Title of class	Name and address of beneficial owner[11]	Amount/nature of ownership	Amount/nature of ownership acquirable	Percent of class
Class A Common	All officers and directors	6,500,000 shares	-	100.0%
Class A Common	Arshad Hisham	6,500,000 shares	-	100.0%
Class B Common	All officers and directors	-	-	0.0%
Class B Common	Anil Advani	100,000 shares	-	44.1%

[11]	The address for all listed persons is the Company’s address, 4500 Great America Parkway, Suite 191, Santa Clara, California 95054.

Interest of Management in certain transactions

During the period that covers the fiscal years ended December 31, 2021 and December 31, 2022, the Company paid an aggregate of $376,767 to AH Beta Dynamics pursuant to a consulting agreement between AH Beta Dynamics and the Company. AH Beta Dynamics manages a team of approximately 103 employees and consultants in Asia, which provides the Company with mechanical engineering products, CAD development and engineering consulting services. The Company’s CEO, Arshad Hisham, owns a 99 percent equity interest in AH Beta Dynamics and is paid a nominal salary.

During the period that covers the fiscal years ended December 31, 2021 and December 31, 2022, and the current fiscal year through the date of this Offering Circular, the Company paid cash and non-cash remuneration (including stock appreciation rights issued pursuant to the Company’s 2021 Omnibus Incentive Plan, as described in “Securities Being Offered,” below) to its executive officers as compensation for their services to the Company. During this period, the Company did not pay its sole director for his services as director.

Securities Being Offered

General

The Company is offering up to 250,000 Shares of Class D Common Stock in this Offering, plus an additional 50,000 Class D Shares as “Bonus Shares.” The following description summarizes important terms of the Company’s capital stock, including the Class D Shares. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and the bylaws of the Company (“Bylaws”), copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular forms a part.

FOR A COMPLETE DESCRIPTION OF INGEN DYNAMIC’S CAPITAL STOCK, YOU SHOULD REFER TO THE FORM OF ITS AMENDD AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS, AND APPLICABLE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW.

The authorized capital of the Company consists, as of the date of this Offering Circular, of 14,000,000 shares of capital stock (the “Capital Stock”), of which (i) 7,200,000 shares have been designated Class A Common Stock, $0.00001 par value per share (“Class A Shares”), of which 6,500,000 shares are issued and outstanding as of the date of this Offering Circular; (ii) 4,500,000 shares have been designated Class B Common Stock, $0.00001 par value per share (“Class B Shares”), of which 226,547 shares are issued and outstanding as of the date of this Offering Circular; (iii) 2,000,000 shares have been designated Class C Preferred Stock, $0.01 par value per share (“Class C Shares”), none of which are issued and outstanding as of the date of this Offering Circular; and (iv) 300,000 shares have been designated Class D Common Stock, $0.00001 par value per share (“Class D Shares”), none of which are issued and outstanding as of the date of this Offering Circular.

Equity Incentive Plans

The Company previously maintained an equity incentive plan, its 2015 Stock Incentive Plan (the “2015 Plan”), pursuant to which the Company was authorized to issue options and restricted stock to consultants, directors and employees. The maximum number of shares that could be issued under the 2015 Stock Incentive Plan was 2,000,000 Class B Shares. The Company previously issued 100,000 Class B Shares pursuant to the 2015 Plan. On April 20, 2023, the Company terminated the 2015 Plan.

The Company has reserved 1,000,000 Class B Shares for issuance to employees, directors, officers, advisors and consultants of the Company pursuant to its 2021 Omnibus Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “2021 Plan”). Under the terms of the 2021 Plan, the Company is authorized to issue options to purchase shares of stock, restricted stock awards, stock appreciation rights, phantom stock awards, and other stock-based awards. Of such reserved Class B Shares, 0 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 0 shares have been granted and are currently outstanding, 530,046 shares have been reserved by the Board of Directors of the Company for issuance upon the exercise of stock appreciation rights granted to Company employees and consultants, and 469,954 Class B Shares remain available for issuance to officers, directors, employees and consultants pursuant to the 2021 Plan.

The rights, privileges and preferences of the Capital Stock are as stated in the Certificate and as provided by the Delaware General Corporation Law. All of the outstanding shares of Capital Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Capital Stock in its treasury.

Common Stock (Class A Shares, Class B Shares and Class D Shares)

Dividend Rights

Subject to the prior rights of holders of Class C Shares, holders of Class A Shares, Class B Shares and Class D Shares (together, the “Common Stock”) are entitled to receive dividends, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.

Voting Rights

Holders of Class A Shares are entitled to two hundred (200) votes per share. Holders of Class B Shares are entitled to one (1) vote per share. Holders of Class D Shares are not entitled to vote.

Liquidation Rights

Holders of shares of Common Stock are entitled to liquidation payments after holders of shares of Preferred Stock (other than such holders electing to convert their Class C Shares into Class D Shares) have been paid in full from any remaining available proceeds. Any payments shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares held by each such holder.

Restrictions on Transfer

The subscription agreement that Investors will execute in connection with this Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO and ending on the date specified by the Company and the managing underwriter of the IPO, Investors agree not to transfer any Class D Shares, or other securities of the Company held by an Investor, without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to affect the market stand-off.

Other Rights, Preferences and Restrictions

Except as set forth herein, holders of shares of Common Stock have no preemptive, conversion or other rights. There are no redemption or sinking fund provisions applicable to such shares of Common Stock, and such shares are not subject to any transfer restrictions (other than any restrictions that may be specified by mutual agreement between the Company and the holder of such shares). Holders of shares of Common Stock are not liable for further capital calls or other assessment by the Company. There are no provisions discriminating against any existing or prospective holder of shares of Common Stock as a result of such stockholder owning a substantial number of such shares. There are no rights of holders of shares of Common Stock that may be modified by less than a majority of the shares of Common Stock then outstanding, voting as a separate class.

Distributions by the Company may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

Preferred Stock (Class C Shares)

Dividend Rights

Holders of Class C Shares have no right to receive dividends, nor is the Company is under any obligation to pay or declare dividends to holders of Class C Shares. Any dividends that are paid to holders of Class C Shares are not cumulative, and no right to dividends shall accrue to holders of Class C Shares by reason of the fact that dividends on such shares are not declared by the Company’s Board of Directors.

If the Board of Directors does declare a dividend on shares of Capital Stock, the holders of Class C Shares are entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of Common Stock. The holders of the Class C Shares may waive this or any other dividend preference upon the affirmative vote or written consent of the holders of at least a majority of the Class C Shares then outstanding.

Voting Rights

Holders of Class C Shares are not entitled to vote.

Liquidation Rights

Holders of Class C Shares may (i) elect to receive liquidation payments before such payments are made to the holders of shares of Common Stock, up to an amount equal to the purchase price of their Class C Shares, or (ii) elect to convert their Class C Shares to Class D Shares prior to liquidation payments. Upon the conversion of any Class C Shares into Class D Shares, the holder thereof shall no longer be entitled to receive any distributions that would otherwise be made to holders of Class C Shares that have not converted into Class D Shares (but such holders would be entitled to receive their pro rata share of liquidation payments made to other holders of Class D Shares, as described above).

Conversion Rights

Class C Shares may be converted to Class D Shares, at the option of the holder, upon any voluntarily or involuntary liquidation, dissolution or winding up of the Company, or upon any “deemed liquidation event” (as defined in the Certificate, which generally includes any merger, consolidation, reorganization, sale of shares or similar transaction or series of transactions resulting in a change in control of a majority of the voting securities of the Company, as well as any sale, lease or other conveyance of substantially all of the assets of the Company). Upon the conversion of any Class C Shares into Class D Shares, the holder thereof shall no longer be entitled to receive any distributions that would otherwise be made to holders of Class C Shares that have not converted into Class D Shares.

Other Rights, Preferences and Restrictions

Except as set forth herein, holders of Class C Shares have no preemptive or other rights. There are no redemption or sinking fund provisions applicable to such shares, and such shares are not subject to any transfer restrictions (other than any restrictions that may be specified by mutual agreement between the Company and the holder of such shares). Holders of Class C Shares are not liable for further capital calls or other assessment by the Company. There are no provisions discriminating against any existing or prospective holder of Class C Shares as a result of such stockholder owning a substantial number of such shares. There are no rights of holders of Class C Shares that may be modified by less than a majority of the Class C Shares then outstanding.

Distributions by the Company may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code. There is no restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Audited Financial Statements

INGEN DYNAMICS INC.

(a Delaware corporation)

Audited Financial Statements

For the calendar years ended December 31, 2022 and 2021

INDEPENDENT AUDITOR’S REPORT

April 7, 2023

To: Board of Directors, INGEN DYNAMICS INC.

Re: 2022 and 2021 Financial Statement Audit

We have audited the accompanying financial statements of INGEN DYNAMICS INC. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of income, shareholders’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group

Aurora, CO

April 7, 2023

INGEN DYNAMICS INC.

Balance Sheets

As of December 31, 2022 and 2021

See Independent Auditor's Report and Notes to the Financial Statements

ASSETS	2022	2021
Current Assets
Cash and cash equivalents	$111	$10,112
Accounts receivable	165,000	0
Total current assets	165,111	10,112

Total Assets	$165,111	$10,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
None	$0	$0
Total Current Liabilities	0	0

Notes payable	479,170	0
Notes payable, related party	192,827	192,827
SAFE instruments	419,313	419,313

Total Liabilities	1,091,310	612,140
	1,091,310	612,140
SHAREHOLDERS’ EQUITY

Class A common stock	65	65
Class B common stock	144,239	144,239
Retained deficit	(1,070,503)	(746,332)
Total Shareholders’ Equity	(926,199)	(602,028)

Total Liabilities and Shareholders’ Equity	$165,111	$10,112

INGEN DYNAMICS INC.

Statements of Operations

Years Ended December 31, 2022 and 2021

See Independent Auditor's Report and Notes to the Financial Statements

	2022	2021

Revenues, net	$165,000	$36,174

Operating expenses
Sales and marketing	16,741	10,500
Research and development	387,767	214,967
General and administrative	84,662	45,247
Total operating expenses	489,171	270,714

Net Operating Income (Loss)	(324,171)	(234,540)

Net Income (Loss)	$(324,171)	$(234,540)

INGEN DYNAMICS INC.

Statements of Sharholders’ Equity (Deficit)

Years Ended December 31, 2022 and 2021

See Independent Auditor's Report and Notes to the Financial Statements

	Class A Common Stock	Class B Common Stock	Retained Deficit	Total Shareholders’ Equity
Balance as of January 1, 2021	$65	$144,239	$(511,792)	$(367,488)
Net income			(234,540)	(234,540)
Balance as of December 31, 2021	$65	$144,239	$(746,332)	$(602,028)
Net income			(324,171)	(324,171)
Balance as of December 31, 2022	$65	$144,239	$(1,070,503)	$(926,199)

INGEN DYNAMICS INC.

Statements of Cash Flows

Years Ended December 31, 2022 and 2021

See Independent Auditor's Report and Notes to the Financial Statements

	2022	2021

Operating Activities
Net Income (Loss)	$(324,171)	$(234,540)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Changes in operating asset and liabilities:
(Increase) decrease in accounts receivable	(165,000)	0
Increase (decrease) in accounts payable	0	(2,233)
Increase (decrease) in unearned revenue	0	(36,174)

Net cash used in operating activities	(489,171)	(272,947)

Investing Activities
None	0	0

Net cash used in investing activities	0	0

Financing Activities
Proceeds issuing SAFE instruments	0	246,126
Proceeds from issuing notes payable	479,170	0

Net change in cash from financing activities	479,170	246,126

Net change in cash and cash equivalents	(10,001)	(21,991)

Cash and cash equivalents at beginning of period	10,112	32,103
Cash and cash equivalents at end of period	$111	$10,112

INGEN DYNAMICS INC.

Notes to the Financial Statements

Years ended December 31, 2022 and 2021

See accompanying Independent Auditor’s Report

NOTE 1 - NATURE OF OPERATIONS

INGEN DYNAMICS INC. (which may be referred to as the “Company”, “we,” “us,” or “our”) was organized as a corporation in Delaware in July 2015. The Company is an artificial intelligence, automation and robotics company featuring a software platform strategy.

As of December 31, 2022, the Company produces negative cash flow from operations and may incur additional losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 3). During the next twelve months, the Company intends to fund its operations by continuing its crowdfunding campaign (see Note 8) and the continued receipt of funds from revenue producing activities, if and when such can be realized.  If the Company cannot secure additional capital, it may cease operations.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, changes in regulations or restrictions in imports, competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2022, the Company is operating as a going concern. See Notes 1 and 9 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2022 and 2021, the Company had $111 and $10,112, respectively.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, routinely assesses its outstanding accounts. As a result, the Company believes that its accounts receivable credit risk exposure is limited. The Company generally collects all service fees as a brokerage at the time the service is provided.

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers. The Company collects the sales tax from customers and remits the entire amount to each respective state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Long-Lived Assets

Assets are recorded at cost if the expenditure exceeds $1,000. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation or amortization is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

The Company reviews the carrying value of property and equipment and long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2022 and 2021, the Company maintained no fixed or intangible assets.

Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities in accordance with United States GAAP, which provides a framework for measuring fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels.

●	Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability.

●	Level 3 inputs are unobservable inputs related to the asset or liability.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no income tax provision for the Company for the period from Inception through December 31, 2022 as the Company had no taxable income from its start-up operations. Therefore, no provision for income tax has been recorded in the financial statements. Income from the Company is reported and taxed under Internal Revenue Code as a C corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022, the unrecognized tax benefits accrual was zero.

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2019 (the “transition date”) using the full retrospective method. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from licensing is recognized over the period of the license agreement and upon the sale of tangible goods upon delivery.

Sales and Marketing Expenses

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2017, FASB issued ASU No. 2017-02, “Leases (Topic 842),” that requires organizations that lease assets, referred to as "lessees," to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2017-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures. The Company will adopt this standard after required to and when applicable to the Company.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a material impact the Company’s financial statements.

NOTE 3 – INCOME TAX PROVISION

The Company is current with its corporate tax return filing obligations for 2022. The Company incurred a loss during the period from Inception through December 31, 2022 and so no tax provision is required as any deferred tax asset is unlikely to have value based on the Company’s lack of taxable income.

NOTE 4 – EQUITY

The Company has authorized three classes of shares and has issued 6,500,000 shares of its Class A common equity to a single holder, its chief executive, Mr. Arshad Hisham. Additionally, the Company has issued 226,547 shares of Class B equity.

NOTE 5 –DEBT

Due to Affiliate

The Company has borrowed $192,827 from affiliates on a revolving account to cover expenses and other costs.

SAFE Instruments

The Company issued five simple agreements for future equity (“SAFE”) instruments totaling $419,313. The SAFE instruments provide for the automatic conversion to equity upon a future fundraising event at pre-arranged discounts and valuation caps.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company's management, any liability resulting from such litigation would not be material in relation to the Company's consolidated financial position, results of operations and cash flows. There is no pending or threatened litigation.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related-Party Transactions

The Company is early-stage in its growth and occasionally relies on contributions from the affiliate ownership group to cover expenses, perform marketing, and other core functions.

Because these transactions are among related parties, there is no guarantee that similar commercial terms could be found in the normal course of business.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operations in 2016. The Company’s ability to continue is dependent upon management’s plan to grow profitable operations and raise additional funds. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Reg A Securities Offering

The Company is contemplating issuing securities offering exempt from registration under Regulation A. Advisors and facilitators will receive compensation for the listing commensurate with its standard terms.

Management’s Evaluation

Management has evaluated subsequent events through April 7, 2023, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Index to Exhibits

Exhibit 2.1	–	Amended and Restated Certificate of Incorporation of InGen Dynamics, Inc.

Exhibit 2.2	–	Bylaws of InGen Dynamics, Inc.

Exhibit 4.1	–	Form of Subscription Agreement

Exhibit 6.1	–	Broker-Dealer Agreement

Exhibit 6.2	–	2021 Omnibus Incentive Plan

Exhibit 11.1	–	Consent of Independent Public Accounting Firm

Exhibit 12.1	–	Opinion of Chalmers, Adams, Backer & Kaufman, LLC

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on April 21, 2023.

INGEN DYNAMICS, INC.

By:	/s/ Arshad Hisham
Arshad Hisham, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Arshad Hisham
Arshad Hisham, Chief Executive Officer and Director
Date: April 21, 2023

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